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                                                                     EXHIBIT 4.6

NOTE 98-A__

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND IS A "RESTRICTED SECURITY" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THIS NOTE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN SUBSCRIPTION AGREEMENT THEREFOR BETWEEN THE COMPANY AND THE ORIGINAL HOLDER HEREOF.

                          (ALL AMOUNTS IN U.S. DOLLARS)

                           NORRIS COMMUNICATIONS, INC.

              12% CONVERTIBLE PROMISSORY NOTE WITH LIMITED GUARANTY

                                   SERIES 98A

                                Due May 15, 1999

Note Date: _________________                                US$_____________. 00
San Diego, California

        FOR VALUE RECEIVED, Norris Communications, Inc., the undersigned Delaware corporation (together with all successors, the "Company"), hereby promises to pay to the order of

        Payee:        _______________________________
                      or his, her or its successors or assigns
                      (collectively, "Noteholder") at

        Address:

or at such other address or addresses as Noteholder may subsequently designate in writing to the Company, the principal sum of ________________ and NO/100 Dollars ($______________.00), due and payable in one installment on May 15, 1999 ("Maturity Date"), plus simple interest thereon at the rate of twelve percent (12.00%) per annum, in lawful monies of the United States of America. If the Maturity Date should fall on a weekend or national holiday, payment shall be due on the following business day. This Note is one of a duly authorized issue of Notes of the Company designated as its 12% Convertible Promissory Notes with Limited Guaranty (herein called the "Notes"), limited in aggregate principal amount to $1,000,000.

        1. Any payment shall be deemed timely made if received by Noteholder within ten (10) calendar days of the due date. Payments received shall be imputed first to late or penalty charges, if any, then due, next to interest payments then due, and next to the remaining unpaid principal balance.

        An "Event of Default" occurs if (a) the Company does not make the payment of interest or principal of this Note when the same becomes due and payable and such default shall continue for a period of ten (10) calendar days (a "Payment Default"), (b) the Company fails to comply with any of its other agreements, representations or warranties in this Note or in the Subscription Agreement and such failure continues for the period and after the notice specified below,



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(c) it is subsequently determined that any representation or warranty of the
Company contained in the Subscription Agreement is not true and correct in all material respects as of the date such representation and warranties were made,
(d) pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined), the Company: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and any order or decree remains unstayed and in effect for a period of sixty (60) days. As used herein, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        A default other than a Payment Default under section (a) above is not an Event of Default until the holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company of such default and the Company does not cure it within thirty (30) days after receipt of such notice, which must specify the default, demand that it be remedied and state that it is a "Notice of Default." If an Event of Default occurs and is continuing, the Noteholder hereof by notice to the Company, may declare the principal of and accrued interest on this Note to be due and payable immediately; provided, however, that the holders of at least 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul such declaration and its consequences.

        Upon an uncured Event of Default, the Company shall issue to the Noteholder the number of shares which would have been issued in accordance with the conversion provisions in Section 4. Additionally, the Noteholder shall have the additional remedies of recovery provided in the Guarantee and Pledge Agreement between the Company, Elwood G. Norris (Limited Guarantor) and each Noteholder. Should the Noteholder be satisfied pursuant to the terms of the Guarantee and Pledge Agreement then the Company shall have no further obligation. However should there be a deficiency, as defined in the Guarantee and Pledge Agreement, the Company shall remain obligated for the deficiency and any interest and penalties thereon and the Noteholder shall have such remedies prescribed herein and by law.

        2. The Company may not prepay any of the Notes at any time without the prior written agreement of the Noteholders.

        3. "Senior Indebtedness" means the principal of and premium, if any, and interest on indebtedness of the Company or any subsidiary, whether outstanding on the date of issuance of this Note or thereafter created, incurred or assumed for money borrowed from (a) banks, insurance companies, financial institutions or other persons which regularly engage in the business of lending money, unless the instrument creating such indebtedness shall specifically designate such indebtedness as not being senior in right of payment to the Notes, (b) the $500,000 of Secured Notes currently outstanding, or (c) such other persons as to which indebtedness the Board of Directors of the Company shall designate as senior in right of payment to the Notes.

        The Company agrees, and each Noteholder, by acceptance hereof likewise agrees, expressly for the benefit of the present and future holders of Senior Indebtedness, that, except as otherwise provided herein, upon (i) an event of default under any Senior Indebtedness, or (ii) any dissolution, winding up or liquidation of the Company, whether or not in bankruptcy, insolvency or receivership proceeding, the Company shall not pay, and the Noteholder shall not be entitled to receive, any amount in respect of the principal and interest of this Note unless and until the Senior Indebtedness shall have been paid or otherwise discharged. Upon (A) an event of default under any Senior Indebtedness, or (B) any dissolution, winding up or liquidation of the Company, any payment or distribution of assets of the Company, which the Noteholder would be entitled to receive but for the provisions hereof, shall be paid by the Custodian directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on Senior Indebtedness after giving effect to any concurrent payment or distribution to the holders of any Senior Indebtedness. Subject to the payment in full of the Senior Indebtedness and until this Note is paid in full, the Noteholder shall be subrogated to the rights of the holders of the Senior Indebtedness (to the extent of payments or distributions previously made to the holders of Senior Indebtedness pursuant hereto) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness.



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        In the event that any Event of Default shall occur and as a result this
Note is declared due and payable, and such declaration shall not have been rescinded or annulled, the Company shall not make any payment on account of the principal of or interest on this Note unless at least thirty (30) days shall have elapsed after said declaration and unless all principal of and interest on Senior Indebtedness due at the time of such payment (whether by acceleration of the maturity thereof or otherwise) shall first be paid in full.

        Nothing contained in this Note is intended to impair, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the Noteholder of this Note, the unconditional and absolute obligation of the Company to pay the principal of and interest on this Note or affect the relative rights of the holder of this Note and the other creditors of the Company, other than the holders of Senior Indebtedness. Nothing in this Note shall prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, of the holders of Senior Indebtedness in respect to cash, property or securities of the Company received upon the exercise of any such remedy.

Nothing in this Section 3 shall in any way impair or affect the Noteholder's rights under the Guarantee and Pledge Agreement.

        4.     Conversion, Mandatory Conversion and Registration

     (a) The outstanding principal amount of this Note (or increments thereof of at least $25,000 or the balance if less) and any capitalized interest may, at any time and from time to time, be converted at the option of the Noteholder into fully paid, nonassessable shares of common stock ("Common Stock") of the Company, $.001 par value per share (the "Conversion Shares"), at the Conversion Price per share as hereinafter defined, subject to restrictions and limitations set forth herein. The Conversion Price shall be $0.0875 per share with one adjustment on each of any reverse stock split or similar adjustment to the lesser of (i) $0.0875 (as adjusted as defined below in 4(c)) per share, or (ii) 80% of the average closing bid price for ten days after each and any reverse stock split or similar common adjustment (including any and each distribution in shares, subdivision, split-up, combination, reclassification or other change in the Common Stock).

     (b) Conversion shall be effected by Noteholder's writing which unequivocally expresses Noteholder's intent to effect the conversion and states the amount of principal being converted and tender of such writing (in the form of Exhibit A or other similar form) and this original Note to the Company. Conversion shall be deemed to occur on the date such writing is presented to Company by fax or other means as long as the original Note is received promptly thereafter. Upon such conversion duly made, Company shall execute a new Note of like tenor for the balance of the principal amount of this Note not converted to common stock, and deliver such new Note and Common Stock to Noteholder and any obligation to repay (or guarantee repayment) of the converted amount shall cease. The Company shall bear all expenses and charges of issuing and delivering the Conversion Shares. Not less than $25,000 of principal and interest owed under this Note may be converted at any one time; provided, that if the aggregate of principal and interest owed is less than that amount, then all amounts owed under the Note must be converted at the same time.

     (c) The conversion rate set forth in paragraph 4(a) will be subject to adjustment if the Company is reorganized, merged, consolidated or party to a plan of exchange with another corporation pursuant to which shareholders of the Company receive any shares of stock or other securities, or in the event of any sale or other transfer of all or substantially all of the Company's assets, or in case of any reclassification of Common Stock. Noteholder shall be entitled, after the occurrence of any such event, to receive on conversion thereof the kind and amount of shares of stock or other securities, cash or other property receivable upon such event by a holder of the number of shares of common stock into which the principal balance of this Note at such time might have been converted immediately prior to occurrence of the event. In addition, the conversion rate set forth in paragraph 4(a) of this Note will be appropriately adjusted if the Common Stock is split or combined.

     (d) Upon conversion of this Note, the Company shall use its best efforts to issue and deliver to Noteholder a certificate or certificates for the number of Conversion Shares to which Noteholder shall be entitled within ten (10) business days after Noteholder has fulfilled all conditions required for conversion as set forth in this Note.

        The Company understands that a delay in the issuance of Conversion Shares could result in economic loss to Noteholder. As compensation to Noteholder for such loss, and not as a penalty, Company agrees to pay to Noteholder for late issuance of Conversion Shares in the amount of one percent (1.0%) of the requested conversion amount per week, beginning on the twelfth (12th) business day from receipt by the Company of a duly executed notice of conversion of the Note, provided that the original Note to be converted has been delivered to the Company within such time period, all in accordance with this Note agreement and the requirements of the Company's transfer agent. Said liquidated damages shall accrue each week through the date the Conversion Shares are issued to the Noteholder, and shall be paid to the Noteholder upon the earlier to occur of (i) issuance of said Conversion Shares to Noteholder, or (ii) each monthly anniversary of the receipt by Company of such Noteholder's notice of conversion. Nothing herein shall waive the Company's obligations to deliver Conversion Shares or limit Noteholder's right to pursue actual damages for the Company's unexcused failure to issue and deliver Conversion Shares to Noteholder in accordance with the terms of this Note agreement. The damage provisions of this paragraph shall not apply to any delay caused by the Noteholder, his agents, successors, or assigns or resulting from circumstances reasonably beyond the Company's control or if in the Company's judgment the conversion would be contrary to law or violate its corporate charter.

     (e) The Company is entitled, at its option, at any time when the closing bid price of the Common Stock has equaled or exceeded 200% of the Conversion Price per share for ten (10) consecutive trading days during which market sales occurred, upon ten (10) days' prior written notice ("Notice of Mandatory Conversion") to the holders of this Note, to require the holder of this Note to convert all of the principal outstanding and all interest accrued thereon through the date of the Notice of Mandatory Conversion into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect; provided, that the Conversion Shares issuable are registered under the Securities Act of 1933, as amended. The Company shall notify the Noteholder of Company's intent to force conversion by giving written notice to the Noteholder by facsimile or other electronic means, if possible, with original notice to follow by two (2) day courier. Conversion pursuant to this Section 4(d) shall be effective with respect to each Noteholder on the fifth (5th) day (the "Mandatory Conversion Effective Date") following the confirmed receipt by the Noteholder or any other person at the Noteholder's designated address of the original notice referred to in the preceding sentence.

           Upon the effective date of forced conversion, this Note shall be deemed void and no longer shall constitute an obligation of Company or evidence of an obligation, irrespective of when surrendered to Company. This provision requires the Company to convert all principal and interest owing under this Note outstanding at the time of forced conversion. The Noteholder shall in such event be required to surrender the original of this Note as promptly as possible to the Company, which shall mark the Note "canceled" upon receipt and retain permanent custody of it. Upon the Company's receipt of this Note, the Company shall deliver to the Noteholder the Conversion Shares called for by this provision. If the Conversion Shares are not registered then the shares shall contain the appropriate restrictive legend.

     (f) The Company shall by August 31, 1998 ("Filing Date") prepare and cause a registration statement on Form S-3, Form SB-2 or other appropriate form to be filed with the Securities and Exchange Commission for the purpose of registering the Conversion Shares under the Act for issuance to Noteholders upon conversion of this Note including to the extent appropriate the resale of such securities by the holders thereof. The Company shall use its best efforts to update such registration statement to remain effective for a period of nine months after it becomes effective. Noteholder shall, in connection with such registration, make such representations and warranties to the Company and furnish such information as the Company shall reasonably request.

           No demand or request for such registration by Noteholder shall be necessary, and such registration shall be automatic. The Company shall use its best efforts to cause such registration to become effective as soon as practicable. All expenses of registering the Conversion Shares shall be borne by the Company. The Company shall furnish to the Noteholder and all other Noteholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request.

           The Company shall register or qualify the Conversion Shares under the securities or "blue sky" laws of



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        such jurisdictions as the Noteholders reasonably request. The Company shall not be required to register the Notes under the Act or otherwise for resale, nor to register under the Act or otherwise for resale any Conversion Shares obtained upon conversion of a Note prior to effectiveness of such registration statement.

           If Noteholder fails to convert the Note and obtain the Conversion Shares after the effective date of such registration statement and during the period the registration statement remains current, the Company shall have no obligation to amend such registration statement or file any further registration statement concerning such shares.

           The Conversion Shares shall, upon due conversion of this Note, be issued without restrictive legend and without entry of any stop transfer notation in the Company's records, provided that at the time of issuance the registration statement is effective and current and is not subject of a stop order, and further provided that the Conversion Shares have been duly registered or qualified under applicable state blue-sky laws.

           In the event that such registration statement is not filed by August 31, 1998 or declared effective within 90 days of the Filing Date ("Due Date"), then the principal payable under this Note shall increase an additional one percent (1%) from such date for the first thirty (30) days following the Due Date and three percent (3%) each thirty (30) day period thereafter until effectiveness of the registration statement or until May 15, 1999.

           Each Noteholder of Conversion Shares to be sold pursuant to any Registration Statement (each, a "Distributing Holder") shall severally, and not jointly, indemnify and hold harmless the Company, its officers and directors, each underwriter and each person, if any, who controls the Company and such underwriter, against any loss, claim, damage, expense or liability, joint or several, as incurred, to which any of them may become subject under the Securities Act or any other statute or at common law, in so far as such loss, claim, damage, expense or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Distributing Holder specifically for use therein. Such Distributing Holder shall reimburse the Company, such underwriter and each such officer, director or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such liability, as incurred. Notwithstanding the foregoing, such indemnity with respect to such preliminary prospectus or such final prospectus shall not inure to the benefit of the Company, its officers or directors, or such underwriter (or such controlling person of the Company or the underwriter) if the person asserting any such loss, claim, damage, expense or liability purchased the securities that are the subject thereof and did not receive a copy of the final prospectus (or the final prospectus as then amended, revised or supplemented) at or prior to the time such furnishing is required by the Securities Act in any case where any such untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the final prospectus (or, if contained in the final prospectus, was subsequently corrected by amendment, revision or supplement).

        The Company shall indemnify and hold harmless each Distributing Holder against any loss, claim, damage, expense or liability, joint or several, as incurred, to which any of them may become subject under the Securities Act or any other statute or at common law, in so far as such loss, claim, damage, expense or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall reimburse each Distributing Holder, such underwriter and each such officer, director or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such liability, as incurred. Notwithstanding the foregoing, such indemnity with respect to such preliminary prospectus or such final prospectus shall not inure to the benefit of the Company, its officers or directors, or such underwriter (or such controlling person of the Company or the underwriter) if the person asserting any such loss, claim, damage, expense or liability purchased the securities that are the subject thereof and did not receive a copy of the final prospectus (or the final prospectus as then amended, revised or supplemented) at or prior to the time such furnishing is required by the Securities Act in any case where any such untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the final prospectus (or, if contained in the final prospectus, was subsequently corrected by amendment, revision or supplement).


        5. If this Note becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new
Note in lieu hereof upon its surrender. Where the Noteholder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a new Note of like tenor in place of the original Note if the Noteholder so requests by written notice to the Company together with an affidavit of the Noteholder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request. The Company in addition may require, at its sole discretion, indemnification and/or an indemnity bond in such amount and issued by such surety as the Company deems satisfactory.

        6. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this
Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by the Noteholder.

        7. Any notice, demand, consent or other communication hereunder shall be in writing addressed to the Company at its principal office or, in the case of Holder, at Holder's address appearing above, or to such other address as such party shall have theretofore furnished by like notice, and either served personally, sent by express, registered or certified first class mail, postage prepaid, sent by facsimile transmission, or delivered by reputable commercial courier. Such notice shall be deemed given (a) when so personally delivered, or
(b) if mailed as aforesaid, five (5) days after the same shall have been posted, or (c) if sent by facsimile transmission, as soon as the sender receives written or telephonic confirmation that the message has been received and such facsimile is followed the same day by mailing by prepaid first class mail, or (d) if delivered by commercial courier, upon receipt.

        8. The Company hereby waives present, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Noteholder in exercising any right hereunder shall operate as a waiver of such right or any other right.

        9. This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of such state entered into and to be performed entirely within such state.

        10. Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this
Note is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     IN WITNESS WHEREOF, the undersigned Company has executed this Note and has affixed hereto its corporate seal.

                           NORRIS COMMUNICATIONS, INC.

                                  By      /s/ ROBERT PUTNAM
                                          --------------------------------------
                                            AUTHORIZED OFFICER